Exhibit (23)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Cooper Tire & Rubber Company:

Forms S-8:
No. 2-58577	Thrift and Profit Sharing Plan
No. 333-83311	Pre-Tax Savings Plan (Clarksdale)
No. 333-83589	1998 Non-Employee Directors Compensation Deferral Plan
No. 333-103007	2001 Incentive Compensation Plan
No. 333-142136	2006 Incentive Compensation Plan
No. 333-167231	2010 Incentive Compensation Plan
No. 333-196809	2014 Incentive Compensation Plan

of our report dated February 24, 2020, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company, included in this Form 10-K/A of Cooper Tire & Rubber Company for the year ended December 31, 2019.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Toledo, Ohio
August 20, 2020